UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2008

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29661 (Commission File Number)	52-1782500 (I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway

Alameda, California 94502

(Address of principal executive offices)    (Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 25, 2008, UTStarcom, Inc., a Delaware corporation (the “Company”) and UTStarcom (China) Co., Ltd., a wholly owned subsidiary of the Company (the “China Subsidiary”), each entered into a Separation Agreement and Release (the “Releases”) with Ying Wu, the Company’s former Executive Vice President and Vice Chairman of the Board of Directors and the China Subsidiary’s former Chairman and Chief Executive Officer.  Mr. Wu’s employment with the Company and the China Subsidiary terminated on June 1, 2007 (the “Termination Date”).

The terms of the Releases provide that, in settlement of any outstanding claims Mr. Wu may have against the Company and the China Subsidiary related to his employment with or separation from the Company or the China Subsidiary, Mr. Wu will be paid by the Company, within ten (10) days of the effective date of the Releases, (i) a lump sum of $550,000, which constitutes twelve (12) months of his base salary as of the Termination Date, and (ii) an additional $100,000, all less applicable withholding.

In addition to the amounts payable to Mr. Wu as set forth above, Mr. Wu will retain an automobile originally provided by the Company for his use in exchange for his payment to the Company of $450,000RMB (USD$65,920.54), which represents the current book value of the automobile.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: July 31, 2008	By:	/s/ Susan Marsch
	Name:	Susan Marsch
	Title:	Vice President and General Counsel